EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-221370) of Panhandle Oil and Gas Inc. and in the related Prospectus of our report dated December 11, 2018, with respect to the financial statements of Panhandle Oil and Gas Inc., and the effectiveness of internal control over financial reporting of Panhandle Oil and Gas Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2018.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

December 11, 2018